Exhibit 10.1

SEVERANCE AND ADVISORY AGREEMENT

This Severance and Advisory Agreement (this “Severance Agreement”) is made and entered into by and between Christopher M. Cashman (“Employee”) and SANUWAVE Health, Inc., a Nevada corporation, and all of its subsidiaries (including SANUWAVE, Inc.) (collectively, “Employer”), as of this 6th day of November, 2012 (the “Effective Date”).

THE PARTIES acknowledge the following:

WHEREAS, Employee is currently employed by Employer as Employer’s Chief Executive Officer pursuant to that certain Employment Agreement between Employer and Employee, dated as of December 19, 2005, as amended by the First, Second, Third, Fourth and Fifth Amendments to the Employment Agreement (the “Employment Agreement”); and

WHEREAS, Employer intends that Employee’s employment with Employer will terminate, effective as of November 7, 2012 (the “Separation Date”);

WHEREAS, subject to the terms of this Severance Agreement, the parties intend that the Employee will continue to serve Employer as an advisor following the Separation Date, according to the terms of this Severance Agreement; and

WHEREAS, the parties wish to expressly agree as to the compensation and benefits that Employee is entitled to receive upon his termination of employment, and the terms and conditions upon which such compensation and benefits will be provided by Employer.

NOW, THEREFORE, in consideration of the mutual agreements and promises set forth within this Severance Agreement, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer agree as follows:

1.	Separation of Employment.

a.
Separation of Employment upon Separation Date.  Employee’s employment shall be terminated effective as of the Separation Date.  After the Separation Date, the relationship between Employer and Employee is purely contractual and no employer-employee relationship is intended or inferred from the performance of the parties’ obligations under this Severance Agreement.  Employee shall resign from all other positions held with respect to the Employer as of the Separation Date, including but not limited to Employee’s position as a Director on the Employer’s Board of Directors and any fiduciary positions held by Employee with respect to any employee benefit plans of Employer. Employer and Employee agree that Employee’s separation upon the Separation Date will not be for “Cause” or for “Good Reason” as such terms are defined in Employee’s Employment Agreement.

b.
Continued Services as an Advisor.  Subject to Section 1(d) hereof and in consideration of the benefits provided under Section 2(d) hereof, Employee shall begin serving Employer as an advisor beginning on the Separation Date and continuing for a period of twelve (12) months.  Employer and Employee agree that Employee’s services as an advisor shall not exceed five (5) hours per week for the first three (3) months of such twelve (12) month period.  For any such advisory services to be provided by Employee to Employer (i) in excess of five (5) hours during the initial three (3) month period, or (ii) after the initial three (3) month period, the parties shall agree upon an appropriate hourly rate.  Employer agrees and acknowledges that Employee shall be permitted to provide the advisory services outside of normal business hours if doing otherwise would interfere with a business opportunity or endeavor of Employee.  Employee expressly agrees that his advisory duties will include assisting in the Employer’s continued efforts to obtain Food and Drug Administration (“FDA”) approval of the dermaPACE device.  Employee shall also assist in transitioning his duties to the replacement Chief Executive Officer for Employer.  Employee shall utilize his best efforts to carry out Employee’s duties in good faith and in an efficient and timely manner and utilize his personal skills, knowledge, and experience to promote the interest of Employer.

c.
Employment Agreement Superseded.  Employer and Employee expressly agree that this Severance Agreement supersedes the Employee’s Employment Agreement and that Employee shall have no further right to any benefits provided for under the Employee’s Employment Agreement.  Notwithstanding the foregoing or anything else stated in this Severance Agreement, in the event that Employer files any claim for bankruptcy protection within one year from the date of this Severance Agreement, Employee may elect to rescind this Severance Agreement in its entirety.  If this Severance Agreement is rescinded by Employee, the Employment Agreement shall not be superseded, and the parties’ respective rights and remedies available under the Employment Agreement shall be intact and fully enforceable by the parties.  Any benefits or payments received by Employee prior to such rescission, if rescission occurs, shall be credited towards the amounts owed to Employee under the Employment Agreement, so as to avoid Employee receiving duplicate compensation under the Employment Agreement and the rescinded Severance Agreement.

d.
Termination as an Advisor.  Employer and Employee agree that the Employee’s services with the Employer as an advisor pursuant to Section 1(b) hereof may be terminated by either party, for any reason, upon written notice to the other party; provided, however, that neither party may terminate the advisory services during the first three (3) months after the date of this Severance Agreement.  Following the initial three (3) month period, the advisory services shall continue to be provided on a quarterly (i.e. three (3) month) basis unless notice of intent to terminate the advisory services is given during the prior quarter.

e.
Press Release. The parties agree that the termination of the Employee’s employment with Employer under Section 1(a) hereof shall be announced by a press release issued by Employer, the language of which shall be mutually agreed upon by the parties prior to the execution of this Severance Agreement.  Employee agrees that Employee’s consent regarding the language contained in the press release issued pursuant to this Section 1(e) shall not be unreasonably withheld.

f.
Nondisparagement by Employer.  Employer agrees that, following the Separation Date, Employer (including Employer’s officers, employees, agents, subsidiaries, joint venture partners, shareholders and directors) shall not disparage, impugn or attack the Employee or his reputation or character, or take any action that would interfere with, or attempt to interfere with, any business relationships of the Employee.

2.	Severance Benefits.

a.
Continued Salary and Bonus.  Contingent upon the Employee’s compliance with the requirements of Section 2(f) hereof (including the execution of a release of claims in favor of Employer in accordance with Section 2(f) hereof), Employer shall continue to pay Employee annual compensation of $405,000 (less standard statutory deductions for federal and state taxes and withholdings) for a period of six (6) months following the Separation Date.  Payments shall be made on the 15th and 30th dates of each month in accordance with Employer’s regular payroll schedule applicable to senior executives of Employer. The first installment of continued salary will be a lump sum payment covering the period from the Effective Date through the first installment date.  The first installment date of continued salary will be December 15, 2012.  However, if the Release is signed and the seven day rescission period lapses prior to November 27, 2012, then the first installment of the continued salary will start on November 30, 2012. In addition, the Employer shall pay to Employee a separate and independent cash bonus of $100,000 (less standard statutory deductions for federal and state taxes and withholdings) upon each of the following four bonus payment events (“Bonus Payment Events”): (i) the first (1st) enrollee in the Employer’s clinical trial plan, (ii) the twentieth (20th) enrollee in the Employer’s clinical trial plan, (iii) the fiftieth (50th) enrollee in the Employer’s clinical trial plan, and (iv) receipt of an FDA approval letter of the dermaPACE device allowance for commercial use; provided, that if the FDA approval letter at subpart (iv) is received prior to the achievement of the enrollment thresholds at subparts (i), (ii), and/or (iii), the bonuses for achievement of subparts (i), (ii), and/or (iii) will be accelerated and become due and payable immediately with the bonus for subpart (iv).  Any of the Bonus Payment Events which have not occurred as of December 31, 2016 shall be considered to have occurred as of December 31, 2016, and the remaining previously unpaid bonus payments of $100,000 per Bonus Payment Event shall be due and payable immediately.  Enrollment for purposes of this Severance Agreement shall mean a patient’s first dermaPACE or sham treatment.  If payment of any salary continuation or cash bonus amount under this Section 2(a) is not made timely, interest shall accrue upon and be payable by Employer with respect to such amount at a rate of eighteen percent (18%) per annum until full payment of such salary or cash bonus amount is made, with interest.  A bonus payment under this subsection 2(a) shall be considered timely for purposes of this Section 2(a) if it is made within thirty (30) days of the  date the Employer has knowledge of the occurrence of the event giving rise to the payment.  Employer shall be obligated to inform Employee of the occurrence of any of the events giving rise to payment obligations under this Severance Agreement; such notice shall be given as soon as practicable, but in no event later than twenty (20) days after the Employer has knowledge of the occurrence of the event giving rise to the payment obligation.

b.
Continued Health Benefits.  Provided Employee elects continuation coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) under the Employer’s group health plan, Employer shall make payment for such health insurance for family coverage directly to the insurer as if Employee were still an employee until the earlier of (i) twelve (12) calendar months after the Separation Date, or (ii) the date that Employee becomes covered under another insurer’s group health plan.  The coverage provided to Employee and his family shall be the same as provided to other employees of Employer under the Employer’s group health insurance policy.  If for any reason Employer fails to make full and timely payment for the coverage described herein directly to the insurance carrier and Employee makes payment on his own behalf to protect and preserve his coverage, Employer shall owe and make reimbursement payment to Employee for any and all the premium amounts so paid by Employee, and each reimbursement payment shall be grossed-up to account for taxes likely to be owed by Employee, assuming a tax rate of 40%.  Reimbursement by Employer in such instance shall be made within twenty (20) days of the date on which Employee provides written notice (e-mail notice shall be sufficient) to Employer that Employee has made such payment for coverage.

c.
Currently Outstanding Stock Options.  All stock options held by the Employee as of the Effective Date (specifically excluding the options granted pursuant to Section 2(d) hereof) not previously vested shall become fully vested and exercisable as of the Separation Date.  Said options shall remain exercisable throughout the term of the option.  Notwithstanding any contrary provision(s) contained in the underlying stock option agreement(s) or plan(s) pursuant to which such options were issued, the Employee’s termination under Section 1(a) hereof shall not cause any stock options held by the Employee as of the Separation Date to expire prior to the end of the term of such options.

d.
Grant of Options.  Employer shall grant Employee, effective as of the date of this Severance Agreement, an additional one million (1,000,000) options to acquire shares of Employer stock under the Amended and Restated 2006 Stock Incentive Plan of SANUWAVE Health, Inc. (the “Stock Option Plan”).  The exercise price for such options shall be equal to the closing price of Employer stock on the Effective Date.  The term of such options shall be ten (10) years.  The first 600,000 options shall vest and become exercisable immediately upon the execution of this Severance Agreement.  The remaining 400,000 options shall vest and become exercisable in increments of 100,000 upon each of the Bonus Payment Events at subparts (i)-(iv) of Section 2(a); provided, that if the FDA approval letter at subpart (iv) is received prior to the achievement of the enrollment thresholds at subparts (i), (ii), and/or (iii), all options granted under this Section 2(d) but not previously vested shall become vested and immediately exercisable upon receipt of such letter.  Any of the Bonus Payment Events which have not occurred as of December 31, 2016 shall be considered to have occurred as of December 31, 2016, and all options granted under this Section 2(d) but not previously vested shall become vested and immediately exercisable on such date.  Only such options that have vested shall be exercisable by Employee.

e.
Special Grant of Advisory Options. Employer shall grant Employee, effective as of the date of this Severance Agreement, an additional 50,000 options to acquire shares of Employer stock under the Stock Option Plan as consideration for the provision of advisory services hereunder.  The exercise price for such options shall be equal to the closing price of Employer stock on the Effective Date.  The term of such options shall be ten (10) years.  The options granted pursuant to this Section 2(e) shall vest and be exercisable based on the following schedule: (i) 25% of the options shall vest immediately upon the execution of this Severance Agreement, but shall be forfeited if Employee fails to provide advisory services as called for in Section 1(b) above; and (ii) unless the advisory services have been terminated in accordance with Section 1(d), an additional 25% of the options shall vest on each date three (3), six (6), and nine (9) months after the execution date of this Severance Agreement.  Vested options shall be exercisable throughout the term of the options.  Only such options that have vested shall be exercisable by Employee.

f.
Release and Continued Compliance.  Employer’s obligation to pay the continued salary benefits provided for under Section 2(a) hereof is expressly contingent upon Employee’s (i) execution of a release of claims in favor of Employer, in the form attached hereto as Exhibit A, (ii) not revoking the release for a period of seven (7) days after execution and delivery to Employer, and (iii) continued compliance with the provisions of Sections 3 and 4 hereof.  Employer’s obligation to pay the continued salary payments under Section 2(a) hereof shall terminate upon the Employee’s failure to satisfy any of the requirements of this Section 2(f).

g.
Expenses.  Employer shall reimburse Employee for any and all reasonable business expenses incurred by Employee through the Separation Date, provided that such expenses are submitted by Employee for reimbursement within thirty (30) days of the Separation Date. Additionally, Employer shall, within thirty (30) days of the Separation Date, reimburse Employee in the amount of four thousand, eight hundred and twenty five dollars ($4,825) for attorney fees incurred by Employee in connection with the preparation and review of this Severance Agreement and related documents.

h.
Default by Employer.  If Employer fails to make timely payment or other grant to Employee for any of the Severance Benefits outlined in this Section 2, Employee shall provide written notice to Employer of such failure.  A bonus payment or other grant to Employee shall be timely if it is made within thirty (30) days of the event that causes the payment to be due (or, with respect to cash bonuses payable based upon enrollment of patients in Employer’s clinical trial plan under Section 2(a) hereof, within thirty (30) days of Employer’s knowledge of such event).  A salary continuation payment shall be timely if it is made on or before the due date in accordance with Employer’s standard payroll schedule; and shall be untimely if made otherwise.  Upon notice, Employer shall have fifteen (15) days to cure the failure, and if it does not cure the failure within that time period Employer shall be in Default.  If Employer goes into Default, Employer shall be entitled to pursue damages and other remedies as allowed by contract or law with respect to the breach by Employer.  If Employer goes into Default with respect to any of the salary continuation payment obligations under Section 2(a), the remaining salary continuation payments provided for in Section 2(a) shall be accelerated and shall be due and paid by Employer within thirty (30) days of the date of Default.  In the event Employer is in Default as provided hereunder, Employer shall be responsible for paying the reasonable attorney fees and expenses incurred by Employee if Employee uses legal action to enforce his rights under this Agreement.

i.
Change in Control Acceleration.  To the extent not previously paid, in the event of a Change in Control of the Employer (as defined herein), all salary continuation payments and all cash bonus amounts payable based upon enrollment of patients in Employer’s clinical trial plan under Section 2(a) hereof shall be accelerated and payable by Employer in a lump-sum cash payment within thirty (30) days of such Change in Control event.  Upon payment under this Section 2(i), Employee shall have no future rights with respect to such salary continuation or bonus amounts.  Further, upon a Change in Control event, all stock options granted to Employee but not vested shall vest and become exercisable upon the Change in Control.  For purposes of this Section 2(i), a “Change in Control” shall mean the first of the following events to occur:

(1)
The acquisition by any Person (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time, and used in Sections 13(d) and 14(d) thereof) or group of Persons acting as a group immediately after which such Person or group of Persons possess more than 75% of the total fair market value or voting power of the stock of Employer, excluding any acquisition where such Person or Persons are considered to already own more than 75% of such stock prior to such acquisition;

(2)
The acquisition during any 12-month period of stock possessing 75% or more of the total voting power of stock of Employer by any Person or group of Persons acting as a group, excluding any acquisition where such Person or Persons are considered to already own 75% or more of such stock prior to such acquisition;

(3)
The acquisition by any Person or Persons acting as a group in any 12-month period of more than 75% of the total gross fair market value of the assets of Employer, excluding transfers to related entities (within the meaning of Treasury Regulation 1.409A-3(i)(5)(vii)(B)).

Notwithstanding the foregoing, a Change in Control shall not be considered to occur unless such event constitutes change in the ownership or effective control of Employer or in the ownership of a substantial portion of the assets of Employer, as such terms are defined under Treasury Regulation 1.409A-3(i)(5).

3.	Non-Competition.

a.	Employee acknowledges and recognizes the highly competitive nature of the businesses of the Employer and its affiliates and accordingly agrees as follows:

(1)
For a period of two years following the Separation Date (the “Restricted Period”), Employee will not, whether on Employee’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Employer the business of any client or prospective client for the purpose of selling or providing a Competitive Product or Service.

(2)	During the Restricted Period, Employee will not directly or indirectly:

(i)
engage in any business that competes with the business of the Employer or its affiliates in selling or providing a Competitive Product or Service (including, without limitation, businesses which the Employer or its affiliates have specific plans to conduct in the future and as to which Employee is aware of such planning) in any geographical area that is within 100 miles of any geographical area where the Employer or its affiliates manufactures, produces, sells, leases, rents, licenses or otherwise provides its Competitive Products or Services (a “Competitive Business”);

(ii)
enter the employ of, or render any services to, any Person who or which (or any division or controlled or controlling affiliate of such Person) engages in a Competitive Business; provided, however, that Employee shall be permitted to become an employee of, or render services to, a Person that engages in a Competitive Business (or that is a controlled or controlling affiliate of any Person that engages in a Competitive Business) if Employee’s employment or provision of services is limited to a line of business of such Person that does not constitute a Competitive Business, Employee does not sell or provide a Competitive Product or Service, and Employee does not otherwise indirectly violate the restrictive covenants set forth herein;

(iii)
acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv)
disparage, impugn or attack the Employer or its reputation or character, or that of any of its customers, suppliers, officers, employees, agents, subsidiaries, joint venture partners, shareholders or directors, or damage the goodwill thereof, or take any action that would interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Severance Agreement) between the Employer or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Employer or its affiliates with respect to a Competitive Product or Service.

b.
Notwithstanding anything to the contrary in this Severance Agreement, Employee may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Employer or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Employee (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

c.	During the Restricted Period, Employee will not, whether on Employee’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(1)	solicit or encourage any employee of the Employer or its affiliates to leave the employment of the Employer or its affiliates; or

(2)
hire any such employee who is at the time employed by the Employer or its affiliates; provided, however, that nothing herein shall prevent Employee, whether on Employee’s own behalf or on behalf of or in conjunction with any Person, from hiring any such employee if such employee initially contacted Employee and initially solicited an offer of employment from Employee.

d.
During the Restricted Period, Employee will not, directly or indirectly, solicit or encourage to cease to work with the Employer or its affiliates any consultant then under contract with the Employer or its affiliates.

e.
For purposes of this Severance Agreement, the term “Competitive Product or Service” means the products that use or incorporate Extracorporeal Shock Wave Technology for orthopedic, urology, wound care, or cardiac procedures, and any services related to such products.  Notwithstanding anything to the contrary in this Section 3, Employee may request in writing a waiver of the restrictions contained in Section 3(a)(2)(i)-(iii), and such request shall not be unreasonably denied by Employer.

f.
It is expressly understood and agreed that although Employee and the Employer consider the restrictions contained in this Section 3 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Severance Agreement is an unenforceable restriction against Employee, the provisions of this Severance Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Severance Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

4.           Confidentiality; Intellectual Property.

a.	Confidentiality.

(1)
Employee will not at any time (whether during Employee’s performance of services as an advisor pursuant to Section 1(b) hereof or after) (x) retain or use for the benefit, purposes or account of Employee or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Employer (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information -- including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -- concerning the past, current or future business, activities and operations of the Employer, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Employer on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(2)
“Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Employee’s breach of this covenant; (b) made legitimately available to Employee by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Employee shall give prompt written notice to the Employer of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Employer to obtain a protective order or similar treatment.

(3)
Except as required by law, Employee will not disclose to anyone, other than Employee’s immediate family and legal or financial advisors, the contents of this Severance Agreement; provided that Employee may disclose to any prospective future employer the provisions of Sections 3 and 4 of this Severance Agreement provided they agree to maintain the confidentiality of such terms.  If the terms of this Severance Agreement enter the public domain by the act of Employer, Employee shall not be bound further by confidentiality obligations with respect to the terms hereof.

(4)
Upon the Separation Date, except to the extent reasonably necessary for the performance of services by Employee as an advisor under Section 1(b) hereof, Employee shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Employer, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Employer, at the Employer’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Employee’s possession or control (including any of the foregoing stored or located in Employee’s office, home, laptop or other computer, whether or not Employer property) that contain Confidential Information or otherwise relate to the business of the Employer, its affiliates and subsidiaries, except that Employee may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information and copies of any agreements to which Employee is a party; and (z) notify and fully cooperate with the Employer regarding the delivery or destruction of any other Confidential Information of which Employee is or becomes aware.

b.	Intellectual Property.

(1)
If Employee created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Employee’s employment by the Employer, that are relevant to or implicated by such employment (“Prior Works”), Employee hereby grants the Employer a perpetual, non-exclusive, royalty-free, worldwide, assignable, sub licensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Employer’s current and future business. A list of all such material Works, if any, as of the date hereof is attached hereto as [Exhibit B].

(2)
If Employee (i) has created, invented, designed, developed, contributed to or improved any Works, either alone or with third parties, at any time during Employee’s employment by the Employer and within the scope of such employment and/or with the use of any the Employer resources, or (ii) Employee creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Employees services as an advisor pursuant to Section 1(b) hereof and within the scope of the performance of such services and/or with the use of any the Employer resources (collectively, “Employer Works”), Employee shall promptly and fully disclose same to the Employer and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Employer to the extent ownership of any such rights does not vest originally in the Employer.

(3)
Employee agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Employer) of all Employer Works. The records will be available to and remain the sole property and intellectual property of the Employer at all times.

(4)
Employee shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Employer’s expense (but without further remuneration) to assist the Employer in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Employer’s rights in the Prior Works and Employer Works. If the Employer is unable for any other reason to secure Employee’s signature on any document for this purpose, then Employee hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(5)
Employee shall not improperly use for the benefit of, bring to any premises of divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Employer any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Employee hereby indemnifies, holds harmless and agrees to defend the Employer and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Employee shall comply with all relevant policies and guidelines of the Employer, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Employee acknowledges that the Employer may amend any such policies and guidelines from time to time, and that Employee remains at all times bound by their most current version.

5.	Specific Performance.

Employee acknowledges and agrees that the Employer’s remedies at law for a breach or threatened breach of any of the provisions of Section 3 or Section 4 would be inadequate and the Employer would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Employer, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Severance Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

6.	Property.

Upon the termination of Employee’s services with Employer as an advisor pursuant to Section 1(d) hereof, Employee shall return all property of Employer which is in his possession on such date.  This includes, but is not limited to, the laptop provided for Employee’s use by Employer, and all data, documents, records, correspondence, reports, memoranda, or other property and shall include all copies thereof, including electronically stored information. Employee shall retain the use of his company-issued laptop computer throughout the duration of the time in which he is providing advisory services under this Severance Agreement.  Employee shall retain the use of his Blackberry mobile device following the Separation Date.  However, effective as of the Separation Date, (i) Employee shall allow the device to be wiped of all confidential and proprietary information, as determined by Employer, and (ii) Employee shall be responsible for all service, data, and other charges related to his phone service following the Separation Date.

7.	Governing Law and Jurisdiction.

This Severance Agreement shall be construed under, governed by and enforced in accordance with the laws of the State of Georgia, excepting its laws and principles related to conflicts of laws.

8.	No Waiver by Employer.

The waiver by the Employer or the Employee of a breach of any provision of this Severance Agreement by the other shall not operate or be construed as a waiver of any subsequent breach. No waiver shall be valid unless in writing and signed by an authorized officer of Employer, or in the case of Employee, signed by the Employee himself.

9.	Assignment.

Employee acknowledges that the services to be rendered by Employee are unique and personal.  Accordingly, Employee may not assign any of Employee’s rights or delegate any of Employee’s duties or obligations under this Severance Agreement.  The rights and obligations of the Employer under this Severance Agreement will inure to the benefit of and shall be binding upon the successors and assigns of the Employer.

10.	Severability.

If any part of this Severance Agreement, for any reason, is declared invalid by a court of competent jurisdiction, such decision or determination will not affect the validity of any remaining portion, and such remaining portion will remain in force and effect as if this Severance Agreement had been executed with the invalid portion eliminated; but at the same time, the provision declared invalid will not be invalidated in its entirety, but will be observed and performed by the parties to the extent such provision is valid and enforceable.

11.	Headings.

Section and other headings contained in this Severance Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Severance Agreement or any provision hereof.

12.	Complete Agreement.

This Severance Agreement constitutes the entire agreement between Employer and Employee and supersedes all previous and contemporaneous written and oral agreements, and no other representations, statements, inducements, negotiations or commitments, oral or written, with respect to Employee’s employment that are not contained in this Severance Agreement will be binding upon the parties.  Any subsequent alteration or modification to this Severance Agreement must be made in writing and signed by both parties.

13.	Counterparts.

This Severance Agreement may be executed in two (2) counterparts, each of which shall be deemed an original and both of which shall constitute one agreement, and the signature of either party to a counterpart shall be deemed to be a signature to, and may be appended to, the other counterpart.

14.	Section 409A.

a.
It is intended that this Severance Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (and any regulations and guidelines issued thereunder) to the extent the Severance Agreement is subject thereto, and the Severance Agreement shall be interpreted on a basis consistent with such intent.

b.
Any provision that would cause this Severance Agreement to fail to satisfy Section 409A of the Code (if applicable) or an exemption therefrom shall have no force or effect until amended to comply with or remain exempt from Section 409A of the Code, which amendment may be retroactive to the extent permitted by Section 409A of the Code.  The parties agree to use reasonable efforts to modify this Severance Agreement to the extent deemed necessary to comply with or remain exempt from Section 409A of the Code, as determined by the parties in good faith.

c.
For purposes of this Severance Agreement, it is intended that Employee’s termination of employment pursuant to Section 1(a) hereof shall constitute a “separation from service” (within the meaning of Treas. Reg. § 1.409A-1(h)).

d.
Wherever payments under this Severance Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A of the Code. For purposes of this Severance Agreement, each payment is intended to be excepted from Section 409A of the Code to the maximum extent provided under Section 409A of the Code.

e.
All reimbursements and in kind benefits provided under this Severance Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Severance Agreement); (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than 2 ½ months after the end of the calendar year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the undersigned have set their hands and seals, or caused their duly authorized agent to set their hand and seal, on the day and year first written above.

Employee

/s/ CHRISTOPHER M. CASHMAN
Christopher M. Cashman

Employer

SANUWAVE Health, Inc.

/s/KEVIN A. RICHARDSON, II
Kevin A. Richardson, II

Exhibit A
RELEASE
                                   , 2012

Christopher M. Cashman

1.
This agreement (“Release Agreement”) is between you, Christopher M. Cashman, for yourself, your spouse, family, agents and attorneys (jointly, “You”) and SANUWAVE Health, Inc. ("SANUWAVE"), its parent, subsidiaries, predecessors, successors, directors, officers, fiduciaries, insurers, employees and agents (jointly, the “Employer”).

2.
You understand that SANUWAVE is terminating your employment with SANUWAVE effective as of November 7, 2012 pursuant to that certain Severance and Advisory Agreement entered into between You and SANUWAVE on November 6, 2012.  In consideration of the promises contained in this Release Agreement, Employer has agreed to provide You with certain severance benefits under the terms of that Severance and Advisory Agreement.  You understand that SANUWAVE has no legal obligation to provide You with the payments under such Severance and Advisory Agreement.

3.
In this Release Agreement, in exchange for the payments and benefits described in Section 2, You are agreeing not to sue the Employer and waiving and releasing any and all claims, demands, lawsuits, obligations, promises, administrative actions and causes of actions, both known or unknown, contingent or absolute, both in law or in equity, which You ever had, now have, or may have against the Employer, for, upon or by reason of any matter, cause or thing whatsoever, that occurred up to and including the date of this Release Agreement.

4.	The claims and causes of action You are releasing and waiving include, but are not limited to, any and all claims and causes of action that your Employer:

▪	violated its personnel policies, handbooks or any covenant of good faith and fair dealing or any contract of employment between You and it; or

▪
violated the Fair Labor Standards Act, as amended, 29 U.S.C. § 203, et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq., or the Georgia Minimum Wage Law §34-4-1, et. seq.; or

▪
discriminated against You in violation of the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101, et seq., the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq., the Lilly Ledbetter Fair Pay Act of 2009, 29 U.S.C. §626(d)(1)-(3), the Equal Pay Act of 1963, 29 U.S.C. § 206(d), the Georgia Age Discrimination in Employment Act, O.C.G.A. § 34-1-2, the Georgia Equal Employment for Persons With Disabilities Code, O.C.G.A. § 34-6A-1, et. seq.; or

▪
discriminated against You based on race, color, sex (including sexual harassment), national origin, ancestry, religion, sexual orientation, marital status, parental status, veteran status, source of income, entitlement to benefits or any union activities in violation of local, state or federal laws, constitutions, regulations, ordinances or executive orders; or

▪
violated public policy or common law (including claims for: personal injury; invasion of privacy;  retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence;  detrimental reliance; loss of consortium to You or any member of your family and/or promissory estoppel).

5.
Excluded from this Release Agreement are any claims which cannot be waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (“EEOC”) or relevant state agency.  You are waiving, however, your right to any monetary recovery should the EEOC or any other agency pursue any claims on your behalf.

6.
You also agree that You have been paid for all hours worked, including overtime, not suffered any on-the-job injury for which You have not already filed a claim and have received all the vacation pay You were owed.  Notwithstanding anything to the contrary in this Release Agreement, Your waiver and release of claims and rights under the Employment Agreement, as amended, is conditioned on SANUWAVE not filingany claim for bankruptcy protection within one year from the date of this Release Agreement.  In the event that SANUWAVE files such a claim within one year from the date of this Release Agreement, the parties’ respective rights and remedies available under the Employment Agreement shall be intact and fully enforceable by the parties.

7.	You also agree that:

▪	You are entering into this Release Agreement knowingly and voluntarily;

▪	You have been advised by the Employer to consult an attorney;

▪	You have had twenty-one (21) days to consider this Release Agreement;

▪	You are not otherwise entitled to the payments or benefits described in Paragraph 2;

▪	if any part of this Release Agreement is found to be illegal or invalid, the rest of the Release Agreement will be enforceable.

8.
This Release Agreement is made and entered into in the State of Georgia, and shall in all respects be interpreted, enforced, and governed by and under the laws of the State of Georgia, excepting its laws and principles related to conflicts of laws.

9.
You have been provided until November 28, 2012 to consider this Release Agreement and waive and release all claims and rights, including but not limited to those arising under the Age Discrimination in Employment Act.  After You sign this Release Agreement, you may forward the signed document to Kevin Richardson.  Upon execution of this Release Agreement, You shall have seven (7) days to revoke it by delivering a written revocation to Kevin Richardson.  If you do not revoke this Release Agreement, you will start receiving the payments and benefits described in Paragraph 2.

	/	/
Signature of Employee	Date

	/	/
Signature of SANUWAVE Representative	Date